IN THE SUPERIOR COURT OF THE STATE OF WASHINGTON
FOR KING COUNTY

BLUE LION OPPORTUNITY MASTER FUND, L.P., Plaintiff, v. HOMESTREET, INC., Defendant.	Case No. 18-2-06791-0 SEA ORDER DENYING MOTION FOR PRELIMINARY INJUNCTION The Honorable Timothy Bradshaw

THIS MATTER came before the Court on Plaintiff's Motion for Preliminary Injunction. Having considered the parties' briefing and accompanying papers filed in support of and in opposition to the motion as well as the arguments of counsel at the March 30, 2018 hearing held on this matter, the Court finds as follows:

Plaintiff Blue Lion Opportunity Master Fund, L.P. ("Plaintiff") seeks a preliminary injunction enjoining the board of directors of Defendant HomeStreet, Inc. ("HomeStreet") from enforcing the Company's "advance notice bylaw" and rejecting Plaintiff's notice.

Plaintiff bears the burden to show a clear right to the relief it seeks. *See Kucera v. State Dep't of Transp.*, 140 Wn. 2d 200, 209, 995 P.2d 63, 68 (2000) (requiring plaintiff to show that it has (1) a clear legal or equitable right, (2) a well-grounded fear of immediate invasion of that right, and (3) defendant's actions are either resulting or will result in actual and substantial injury to plaintiff).

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The Court finds that Plaintiff failed to meet its burden to demonstrate a clear right to the relief it seeks. Advance notice bylaws like the one at issue in this case are common. The Court finds that Defendant's advance notice bylaw is valid and that Plaintiff failed to comply with the requirements of that advance notice bylaw. The Court finds that Defendant's board of directors' decision to reject Plaintiff's submission is an exercise of its business judgment that the Court will not disturb here. The Court further finds that Plaintiff has failed to establish irreparable harm in the absence of injunctive relief because, for example, Plaintiff can seek a special meeting of the shareholders as an alternative to reach the same ends sought here.

Accordingly, it is hereby ORDERED that Plaintiff's Motion for Preliminary Injunction is DENIED.

DATED April 2, 2018.

/s/ *Hon. Timothy Bradshaw*
The Honorable Timothy Bradshaw
King County Superior Court Judge